EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement of Valence Technology, Inc. on Form S-8 of our report dated
May 20, 1999, except for the borrowing of an aggregate of $5,450,000 from a stockholder during the first quarter of fiscal 2000, as to which the date is June 16, 1999, on our audit of the consolidated financial statements of Valence Technology, Inc. and subsidiaries for the year ended March 28, 1999, which appears in the Valence Technology, Inc. Annual Report on Form 10-K for the year ended March 31, 2000.



/S/ PRICEWATERHOUSECOOPERS LLP

PriceWaterhouseCoopers LLP

July 27, 2001
Las Vegas, Nevada